Exhibit 99.1

GENCOR ANNOUNCES 50% STOCK DIVIDEND

July 11, 2016 (PRIME NEWSWIRE) - Gencor Industries, Inc., (NASDAQ:GENC) (the “Company”) announced that its Board of Directors has approved a three-for-two split of the Company’s Common and Class B stock to be effected in the form of a 50% stock dividend. As a result, shareholders will receive one additional share of Common or Class B stock for every two shares they held of the respective class of stock as of the record date. These shares will be distributed on August 1, 2016, to shareholders of record as of the end of business on July 22, 2016.

Following the 50% stock dividend, the Company’s total shares outstanding of Common and Class B stock will be 12,073,698 and 2,263,857, respectively.

Commenting on the announcement, E.J. Elliott, the Company’s Chairman and Chief Executive Officer, said: “The decision to split the stock reflects the Board of Director’s confidence in the Company’s future growth. Gencor reported solid results in the first half of fiscal year 2016, highlighted by a 76% increase in revenues, net income of $3.2 million versus $0.1 million in the first half of fiscal year 2015 and a strong backlog going into the third quarter. By increasing the number of shares available for sale to the public, we believe the stock dividend will increase the liquidity of the Company’s stock.”

Gencor Industries is a diversified heavy machinery manufacturer of equipment used in the production of highway construction materials and environmental control machinery and equipment used in a variety of industrial applications.

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statement,” including statement about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2015: (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Position and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of the press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact: Eric Mellen, Chief Financial Officer

407-290-6000